EXHIBIT 99.1

INTERMIX REACHES AGREEMENT IN PRINCIPLE

WITH NEW YORK ATTORNEY GENERAL

LOS ANGELES, June 14, 2005 – Intermix Media, Inc. (AMEX: MIX) reported today that it has reached an agreement in principle with the Internet Bureau of the Office of the New York State Attorney General which is expected to resolve the pending lawsuit related to the Company’s historical distribution of certain downloadable software applications.

Under the terms of the settlement in principle, the Company would pay a total of $7.5 million over three years to the State of New York, and would permanently discontinue distribution of its adware, redirect and toolbar programs, all of which Intermix has previously and voluntarily ceased distributing. Intermix emphasized that it has not admitted any wrongdoing or liability and expects the final agreement to reflect this fact.

“We are pleased to announce an agreement in principle that should allow for an amicable resolution of this matter,” said Richard Rosenblatt, chief executive officer of Intermix. “Our mandate was to remove this obstacle to the Company’s continued upward trend and to place this legacy business and related issues behind us.”

Since the initial inquiry by the Attorney General’s Office, Intermix has:

•	Created the position of Chief Privacy Officer and is recruiting and evaluating final candidates; and

•	Joined the Network Advertising Initiative (NAI), which has worked with the Federal Trade Commission and U.S. Department of Commerce to develop a self-regulatory regime to protect the Internet consumer and, simultaneously, the viability of Internet technology.

“Persistent consumer concerns about online marketing require constant vigilance in today’s internet marketplace,” said Trevor Hughes, executive director of the NAI. “We look forward to Intermix’s participation in the NAI as we continue to forge industry best practices that preserve online advertising while respecting consumers.”

As previously indicated by the Company, distribution of downloadable applications has not been central to current management’s vision for the future of Intermix and was not material to the Company’s fiscal year 2006 forecasts.

“As a leader in new media, we are dedicated to cultivating a reputation for forging best practices in an industry where standards evolve and change rapidly,” said Rosenblatt.

Final resolution of the New York Attorney General lawsuit is subject to agreement by the parties on the specific provisions of, and the Court’s issuance of, a Stipulated Consent Decree memorializing the terms of the settlement. The Company expects formal resolution of the matter to occur within the next few weeks, although no assurance can be given that agreement on the specific terms of a Stipulated Consent Decree will be achieved or that any other requirements for final resolution of the matter will be satisfied.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media (Amex: MIX - News) and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self publishing and viral marketing, the Intermix Network has grown to over 27 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.